Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-114134 and 333-139574) and Form S-3 (Nos. 333-131517 and 333-124830), of our reports dated February 28, 2007, with respect to the financial statements and schedule of Santarus, Inc., management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Santarus, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
San Diego, California
February 28, 2007